Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS

FOR FISCAL SECOND QUARTER

•                  Net Earnings per Share for Quarter Increase to $.55

•                  Quarterly Net Sales Increase by 10.0%

•                  Quarterly Comparable Store Sales Increase by 2.2%

•                  Board of Directors Authorizes a New $1 Billion Share Repurchase Program

UNION, New Jersey, September 26, 2007 --- Bed Bath & Beyond Inc. today reported net earnings of $.55 per diluted share ($147.0 million) in the fiscal second quarter ended September 1, 2007, compared with net earnings of approximately $.51 per diluted share ($145.5 million) in the same quarter a year ago.  Net earnings in this year’s second quarter included a net $5.8 million benefit due to discrete tax items recorded in the quarter.  Net sales for the fiscal second quarter of 2007 were approximately $1.768 billion, an increase of approximately 10.0% from net sales of approximately $1.607 billion reported in the fiscal second quarter of 2006.  Comparable store sales in the fiscal second quarter of 2007 grew by approximately 2.2%, compared with an increase of approximately 4.8% in last year’s fiscal second quarter.

For the fiscal first half ended September 1, 2007, the Company reported net earnings of $.92 per diluted share ($251.7 million) compared with net earnings of $.86 per diluted share ($246.0 million) in the corresponding period a year ago.  Net sales for the fiscal first half of 2007 were approximately $3.321 billion, an increase of approximately 10.6% from net sales of approximately $3.003 billion in the corresponding period a year ago.  Comparable store sales for the fiscal first half of 2007 increased by approximately 1.9%, compared with an increase of approximately 4.8% in last year’s fiscal first half.

During the fiscal second quarter of 2007, the Company repurchased approximately 6.7 million shares of its common stock for an aggregate cost of approximately $239 million. Through September 1, 2007, including repurchases made during its fiscal second quarter, the Company has repurchased approximately 21.2 million shares, for an aggregate cost of approximately $826 million, under the $1 billion share repurchase program authorized in December 2006.

Bed Bath & Beyond Inc. also announced that its Board of Directors has authorized a new $1 billion share repurchase program, which will commence after the completion of the current share repurchase program. This is the fourth share repurchase program authorized by the Company’s Board of Directors since 2004, and upon the completion of the new $1 billion share repurchase program, the Company will have purchased almost $3 billion of its common shares.  No date has been established for the completion of the new program.

“Our Board took this action based upon its continued confidence in our Company’s long-term growth potential, financial outlook and excess cash flow generation” said Steven Temares, Chief Executive Officer and Member of the Board of Directors. “It is currently anticipated that this new $1 billion share repurchase program will be funded from present and expected future free cash flows. That said, our Company’s Board of Directors continues to review our capital structure on an ongoing basis. In addition to providing value to our shareholders through share repurchase programs, our strong operations should allow us to continue to invest in our infrastructure and maintain our flexibility to take advantage of opportunities as they may arise.”

As of September 1, 2007, the Company operated a total of 914 stores, including 831 Bed Bath & Beyond stores (10 of which were opened during the fiscal second quarter) in 48 states, the District of Columbia and Puerto Rico.  In addition, as of that date, Christmas Tree Shops, Inc. operated 36 stores in 10 states

(1 of which was opened during the fiscal second quarter), buybuy BABY operated 8 stores in 4 states and Harmon Stores, Inc. operated 39 stores in 3 states.  Consolidated store space as of September 1, 2007 was approximately 28.6 million square feet. Since the beginning of the fiscal third quarter on September 2, 2007, 8 additional Bed Bath & Beyond stores have been opened, including the Company’s first store in the state of Wyoming.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a nationwide chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon and buybuy BABY.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macro-economic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any matters arising out of the inquiry commenced by the US Attorney for the District of New Jersey relating to the Company’s stock option grants, any tax implications relating to the Company’s stock option grants, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin                                                                                                              Ext: 4550

Kenneth C. Frankel                                                                                    Ext: 4554

Lisa S. Kaplowitz                                                                                                  Ext: 4083

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	September 1,	August 26,	September 1,	August 26,
	2007	2006	2007	2006
Net sales	$1,767,716	$1,607,239	$3,321,009	$3,003,202

Cost of sales	1,035,558	928,990	1,942,742	1,734,855

Gross profit	732,158	678,249	1,378,267	1,268,347

Selling, general and administrative expenses	511,121	458,627	1,002,839	899,975

Operating profit	221,037	219,622	375,428	368,372

Interest income	6,717	9,928	16,607	19,587

Earnings before provision for income taxes	227,754	229,550	392,035	387,959

Provision for income taxes	80,746	84,015	140,380	141,993

Net earnings	$147,008	$145,535	$251,655	$245,966

Net earnings per share - Basic	$0.55	$0.52	$0.93	$0.88
Net earnings per share - Diluted	$0.55	$0.51	$0.92	$0.86

Weighted average shares outstanding - Basic	266,069	280,567	269,817	280,385
Weighted average shares outstanding - Diluted	269,531	284,654	273,890	284,903

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	September 1,	August 26,
	2007	2006 (1)
Assets
Current assets:
Cash and cash equivalents	$122,963	$167,994
Short term investment securities	460,771	649,253
Merchandise inventories	1,602,677	1,421,922
Other current assets	288,621	143,854

Total current assets	2,475,032	2,383,023

Long term investment securities	32,152	332,980
Property and equipment, net	994,344	801,438
Other assets	316,203	209,339
	$3,817,731	$3,726,780
Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$649,052	$592,210
Accrued expenses and other current liabilities	255,904	242,487
Merchandise credit and gift card liabilities	151,557	123,510
Current income taxes payable	49,518	92,670

Total current liabilities	1,106,031	1,050,877

Deferred rent and other liabilities	175,107	161,007
Income taxes payable	115,926	—

Total liabilities	1,397,064	1,211,884

Total shareholders’ equity	2,420,667	2,514,896

	$3,817,731	$3,726,780

(1)             Restated for the implementation of Staff Accounting Bulletin No. 108.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended
	September 1,	August 26,
	2007	2006
Cash Flows from Operating Activities:
Net earnings	$251,655	$245,966
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	75,177	62,603
Amortization of bond premium	1,123	2,007
Stock-based compensation	20,562	24,287
Excess tax benefit from stock-based compensation	470	1,775
Deferred income taxes	(30,227)	(20,135)
Increase in assets, net of effect of acquisition:
Merchandise inventories	(82,369)	(120,202)
Trading investment securities	(2,117)	(1,392)
Other current assets	(31,180)	(20,792)
Other assets	(312)	(291)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	51,824	68,734
Accrued expenses and other current liabilities	8,556	(1)
Merchandise credit and gift card liabilities	4,280	9,996
Income taxes payable	2,027	(34,107)
Deferred rent and other liabilities	8,437	15,275

Net cash provided by operating activities	277,906	233,723

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	—	(124,124)
Redemption of held-to-maturity investment securities	188,669	138,011
Purchase of available-for-sale investment securities	(644,330)	(670,425)
Redemption of available-for-sale investment securities	841,305	471,665
Capital expenditures	(153,296)	(135,760)
Payment for acquisition, net of cash acquired	(85,893)	—

Net cash provided by (used in) investing activities	146,455	(320,633)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	10,576	10,225
Excess tax benefit from stock-based compensation	2,971	4,504
Repurchase of common stock, including fees	(528,326)	(855)
Payment of deferred purchase price for acquisition	—	(6,667)

Net cash (used in) provided by financing activities	(514,779)	7,207

Net decrease in cash and cash equivalents	(90,418)	(79,703)

Cash and cash equivalents:
Beginning of period	213,381	247,697
End of period	$122,963	$167,994